DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Exhibit A Indebtedness Calculation Indebtedness shall be calculated in accordance with the following example (based on 30 June 2079 as an example closing date): f in 000s Net Interest Bearing Debt (Cash) Account Balance as of30 June 2019 Cash (2e) Prepayments (prepaid costs) (5,288) Tax receivable and income tax (1,1 55) Other receiv financial. frorn goup enterprises, shoft-term (26,447) Other securities and investlnents (6,986) l-oans owed to group enterprises, long-tern't 25,000 Cash-poolNordea, net 235,766 Present value of pension obligations 140,932 Fair value of plan assets (141,054) HRMC claim* 5,000 Net Interest Bearing Debt (Cash) 225,739 Note* : Current estimate Please note that Deferred Tax Liability is excluded flom both Indebtedness and Net Working Capital {r(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Exhibit A (cont.) NET WORKING CAPITAL CALCULATION Net Working Capital shall be calculated in accordance with the following example (based on 30 June 2019 as an example closing date): f, in 000s Workirrg Capital Account Balance as of30 June 2019 Raw materials and consumables 15,143 Work in progress 16,847 Manufactured goods and goods for resale 14,728 Biological assets, current 40,153 Trade receivables 106,508 Supply chain financing, trade receivables (7,906) Provisions for loss on debtors (462) Trade receivables from group enterprises 6,380 Other receivables 6,149 Trade payables (70,203) Trade payables to group entelprises (17 ,171) Other payables (50,580) Net Working Capital 59'586 Please note that Deferred Tax Liability is excluded ffom both Indebtedness and Net Working Capital. /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED EXHIBIT B Non-Compete Agreement 1 Definitions 1.1 Except as otherwise stated, the definitions included in the Share Purchase Agreement shall apply to this Non-Compete Agreement. L.2 For this Non-Compete Agreement, the following definitions shall apply: "Confidential Business Information" means all information of a proprietary or confidential nature and not publicly known which is owned by any member of the Group or which is used in or otherwise relates to the business, customers or financial or other affairs of the Group. "Retail Business" means the businesses carried on at Closing by the Group in the United Kingdom with production, sale and distribution of retail packed fresh and processed meat products from pigs and cows intended for retail sale through retailers to end consumers, such as i) fresh meat and ready meals ii) sliced cooked meat, iii) snacks iv) sausages and v) bacon' "Provenance Foodservice Business" means the businesses carried on at Closing by the Group in the United Kingdom with production, sale and distribution of fresh and processed meat products either (a) from pigs or cows raised and slaughtered in the United Kingdom or (b) processed, sliced, or packaged in the United Kingdom based on UK raw material, and intended for sale through foodservice vendors to end consumers. , Covenant 2.1 The Seller covenants to the Buyer (for itself and as trustee for each member of the Buyer's group) that it shall not, and shall procure that any Affiliate shall not either, directly or indirectly: (a) for a period of 3 years from the Closing Date compete with the Retail Business or the Provenance Foodservice Business; (b) for a period of 3 years from the Closing Date in competition with the Group solicit or entice away or seek to entice away from the Group, any Person who is or has in the rz months prior to Closing been a customer, representative, agent or supplier of the Group; (c) for a period of3 years from the Closing Date, seek to adversely affect the on-going relationships between the Group on the one hand and any of the Group's respective customers and business contacts on the other; and (d) for an unlimited period make unlicensed commercial use of any protected Intellectual Property owned by the Group at the Closing Date or anlthing confusingly similar thereto. 2-2 If the Buyer finds that the Seller or an Affiliate of the Seller (the "Non-Complyrng Person") does not comply with the obligations in Section z.r, the Buyer shall as soon as practicable send a Notice thereof to the Seller and the Non-Complying Person. The Notice must set forth the facts that have caused the alleged non-compliance with Clause z.r. The Non-Complying Person shall as soon as practicable and no later than 3o Business Days after the receipt of the Notice, if relevant, cure the non-compliance and in any event send a reply to the Buyer indicating that it has ceased the activity, or alternatively setting out the reasons why the activity does not conflict with the Non-Complying Person's obligations under this Non-Compete Agreement. To the extent that the Non-Complying Person cures the non-compliance as set out herein, no further remedies shall be available to the Buyer with respect to the alleged non-compliance. 2.3 Nothing contained in this Non-Compete Agreement shall prevent: 1385o29o-7 {K o 1 4 - 4663 -3250 I 2/E U RO PE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED (a) the Seller and its Affiliates from selling products derived from non-UKlivestock and processed outside the UK to butchers and Food Service customers in the United Kingdom; (b) the Seller and its Affiliates, including Tulip Food Company A/S as an Affiliate of the Seller, from producing, marketing and selling canned meat in the United Kingdom including production for third parties; (c) the Seller and its Affiliates, including Sokolow S.A (Poland) as an Affiliate of the Seller, from producing, marketing and selling ethnic Polish fresh and processed meat products to specialty stores and retailers in the United Kingdom estimated revenue thereof in zotTltS was 85 mill. PLN; (d) the Seller and its Affiliates from holding and conducting the activities listed in Exhibit z.z(c) to this Non-Compete Agreement. 2.4 Each of the restrictions in this Non-Compete Agreement shall be enforceable independently of each of the others, and its validity shall not be affected if any of the other restrictions are invalid. 2.5 If any of the restrictions are void but would have been valid if some parts of the restrictions were adjusted or deleted, the restriction in question shall be valid with such modifications as may be necessary to make it valid. /P1 tggSo29o-7 0 I 4 -4663-3250t2/EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED IN WITNESS of which this document has been executed and, on the date set out above, delivered as a deed. SIGNED as a deed (but not delivered until the date hereo0 by TULIP INTERNATIONAL (UK) LIMITED acting by a director in the presence of a witness: Director Signature Name Witness Signature Name Occupation Address SIGNED as a deed (but not delivered until the date hereof) by ONIX INVESTMENTS UK LIMITED acting by a director in the presence of a witness: Director Signature Name Witness Signature Name Occupation Address B85o29o-7 l# 01 4 -4663-3250 t2lE U RO PE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Exhibit C EXAMPLE OF CALCULATION OF' CONSIDERATION/ESTIMATED PAYMENT Consideration (Equity Value) shall be calculated in accordance with the following example (based on 30 June 2019 as an example closing date): f, in 000s Purchase Price (Equity Value Account Balance as of30 June 2019 Enterprise Value 290,000 - Net interest bearing debt (225,739) + Actual Net Working Capital 59,586 - Target Net Working Capital (50,831) Purchase Price (Equity Value) 73,016 tw

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

Gorrissen Federspiel

Exhibit D

Project Channel - Index

Index
Project Channel(1)
1 Strategic, Commercial and Operational(4)
1.1 Project Channel Presentations(3)
1.1.1 Project Channel presentation_06062019.pdf (01 Aug 2019 12:20)
1.1.2 Project Channel additional info_05july2019.pdf (01 Aug 2019 12:20)
1.1.3 Tulip S&A Cost Analysis and Forecast - Preben comment (06062019 Channel).pdf (14 Aug 2019 10:29)
1.2 Cost of Production comparison.pdf (01 Aug 2019 12:20)
1.3 Primary Production performance overview.pdf (01 Aug 2019 16:32)
1.4 Cost of Production SPP and ODB July2019.pdf (02 Aug 2019 20:28)
1.5 Co-op contract Exec Summary_final.pdf (12 Aug 2019 20:01)
2 Organisation(6)
2.1 Service Agreements(5)
2.1.1 Morten Knudsen Service Agreement 20032019.pdf (23 Aug 2019 14:42)
2.1.2 Service Agreement - Rebecca Dearsly (1).pdf (23 Aug 2019 14:42)
2.1.3 18.12.2018 - REVISED Offer Letter - Rebecca Dearsly.pdf (23 Aug 2019 14:42)
2.1.4 Andrew Cracknell_Service Agreement 01102018.pdf (23 Aug 2019 14:42)
2.1.5 Service Agreement - Rachel Baldwin.pdf (23 Aug 2019 14:42)
2.2 Tulip Ltd Organisation Charts - 31.05.2019.pdf (01 Aug 2019 12:22)
2.3 Abattoir Organisation Charts - 31.05.2019.pdf (01 Aug 2019 12:22)
2.4 Retail Packing Organisation Charts - 31.05.2019.pdf (01 Aug 2019 12:22)
2.5 Dalehead Organisation Charts - 31.05.2019.pdf (01 Aug 2019 12:22)
2.6 Agriculture Organisation Chart - 31.05.2019.pdf (01 Aug 2019 12:22)
2.7 Bodmin Organisation Charts - 31.05.2019.pdf (01 Aug 2019 12:22)
3 Financial(6)
3.1 Statutory accounts 2015_16.pdf (01 Aug 2019 12:24)
3.2 Statutory accounts 2016_17.pdf (01 Aug 2019 12:24)
3.3 Statutory accounts 2017_18.pdf (01 Aug 2019 12:24)
3.4 Tax losses etc Tulip Ltd 201617.pdf (01 Aug 2019 12:24)
3.5 Loan agreement between Danish Crown AS and Tulip Ltd.pdf (21 Aug 2019 08:15)
3.6 MEMO on group services August 2019.pdf (21 Aug 2019 08:17)
4 Legal(17)
4.1 Incorporation(34)
4.1.1 ADAMS PORK PRODUCTS LIMITED.pdf (12 Aug 2019 20:17)
4.1.2 Belvoir Foods Limited.pdf (12 Aug 2019 20:17)
4.1.3 Celebrity Food Factories Limited.pdf (12 Aug 2019 20:17)
4.1.4 D. Blowers Limited.pdf (12 Aug 2019 20:17)
4.1.5 DALEHEAD FOODS LIMITED.pdf (12 Aug 2019 20:17)
4.1.6 Danish Bacon Company Limited.pdf (12 Aug 2019 20:17)
4.1.7 Danish Crown Holding (UK) Limited.pdf (12 Aug 2019 20:17)
4.1.8 EASEY HERDS LIMITED.pdf (12 Aug 2019 20:17)
4.1.9 EASEY HOLDINGS LIMITED.pdf (12 Aug 2019 20:17)
4.1.10 EASEY PIGS LIMITED.pdf (12 Aug 2019 20:17)
4.1.11 EASEY VETERINARY SERVICES LIMITED.pdf (12 Aug 2019 20:17)
4.1.12 FLAGSHIP FRESH MEATS LIMITED.pdf (12 Aug 2019 20:17)
4.1.13 Foodane Limited.pdf (12 Aug 2019 20:18)
4.1.14 Geo Adams & Sons (Farms) Limited.pdf (12 Aug 2019 20:18)
4.1.15 GEO. ADAMS & SONS LIMITED 1.pdf (12 Aug 2019 20:18)
4.1.16 GEO. ADAMS & SONS LIMITED 2.pdf (12 Aug 2019 20:18)
4.1.17 GEO. ADAMS & SONS LIMITED 3.pdf (12 Aug 2019 20:18)
4.1.18 GLENBROOK FOODS LIMITED.pdf (12 Aug 2019 20:18)
4.1.19 GOTT FOODS LIMITED.pdf (12 Aug 2019 20:18)
4.1.20 GOTT HOLDINGS LIMITED.pdf (12 Aug 2019 20:18)
4.1.21 Laxgate Limited.pdf (12 Aug 2019 20:18)
4.1.22 Meadowbrook Foods Limited.pdf (12 Aug 2019 20:18)
4.1.23 Norman C Roach & Son Limited.pdf (12 Aug 2019 20:18)
4.1.24 Plumrose Limited.pdf (12 Aug 2019 20:18)
4.1.25 Prideaux Stables Limited.pdf (12 Aug 2019 20:18)
4.1.26 ROACH FOODS LIMITED.pdf (12 Aug 2019 20:18)
4.1.27 The lane food company limited.pdf (12 Aug 2019 20:18)
4.1.28 Trophy Foods Limited.pdf (12 Aug 2019 20:18)
4.1.29 Tulip International (UK) Cooked Meat Division Ltd.pdf (12 Aug 2019 20:18)
4.1.30 TULIP INTERNATIONAL (UK) LIMITED.pdf (12 Aug 2019 20:18)
4.1.31 TULIP INTERNATIONAL (UK) WELLINGBOROUGH LIMITED.pdf (12 Aug 2019 20:18)
4.1.32 Tulip Limited.pdf (12 Aug 2019 20:18)

IPP

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED 4.1.33 VJS Foods Limited.pdf (12 Aug 2019 20;18) 4.1.34 VJS Li 72 2079 20 4.2 4.2.1 TULIP LIMITED trademarks 2019 4.2.2Iu\ Brand in UK - Preben Sunke Comment 2019 19:06 4.3 Spaldine leasehold overview.pdf (01 Aug 2019 12:26) 4.4 S EMPP - all z019 4.5 S of Brechin Structure 09 11 2079 12:47 4.6 Brechin Structure 2079 4.7 Conformed Co of Kill Contract 2079 4.8 Side Letter from Tulip to QPL and APJB covering various issues.odf rc1- Aus. 2019 72:471 Ad licatio 20L9 4.10 2019 Staffline Standard Ts and Cs ure 24.5.19 SIGNED 201-9 4.11 Memo Brechin 16-11-2016 Brechin - Wastewater - Status November 2016 - fi 12 201.9 20:09 4.12 HMRC initial assesment 12 2019 20: 4.13 HMRC status update April 2019.pdf 112 Aug2019 4.14 Trade U 3 2019 15:1 4.15 GMP - Presentation 2079 7 4,16 GMP ualisation - memo BUCK. 2019 4.77 JoinI Pack - 23 M 20L9 t6 4.18 Tuli Limited Pension Plan - 23 20L9 16: 4.19 Geo Adams Pack - 23 2019 2019 5 Proiect Channel - Data Room lndex.xlsx (23 Aug 2019 15:19) /tr

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Final Version The undersigned Danish Crown A/S Marsvej 43 DK- 8960 Randers CVR No: DK2612L264 (= Licensor) and Tulip Limited Seton House, Gallows Hill Warwick Technology Park Warwick CV34 6DA 00608077 (= Licensee) - jointly named the Parties - have entered into the following Sublicence Agreement 1.0 Whereas 1.1 Svineslagteriernes Varemaerkeselskab ApS is the proprietor of the device mark "Danish"; t.2 Licensor has been granted a non-exclusive right by Svineslagteriernes Varemaerkeselskab ApS to grant sublicenses to commercial partners on the conditions set out below; I,K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 2 1.3 Licensee wishes to obtain a non-exclusive licence from Licensor in order to use the device mark "Danish" in connection with the sale and marketing of prod- ucts bought from the Licensor or a member of the Licensor's group of compa- nies; T,4 In consideration of the mutual promises and conditions herein and for other consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows: 2.O Definitions 2.7 The terms used in this Agreement are defined as follows: a) the term Trade Mark shall mean the device mark "Danish" registered in class 29 for "pig meat and pig meat products" with registration no' EU000645374 which covers i'a' the United Kingdom (=The Trade- mark), The registration certificate is attached as appendix 1. In addi- tion, the term Trade Mark shall mean any trademark, which is the re- sult of the conversion of EU trade mark no, EU000645374 to a national UK trademark following Brexit; b) the term Products shall mean meat products based on pig meat and pig meat products bought by Licensee from the Licensor or a member of the Licensor's group of companies and which are of Danish origin; c) the term Territory shall mean the United Kingdom; 2.2 The Effective Date of this Agreement shall be the [date]' 3.0 Grant of Licence tw

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 3 3.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts a non-exclusive, non-transferable li- cence to use the Trade Mark in the Territory on the following conditions. a) Licensee may only use the Trade Mark in connection with the sale and marketing of Products as defined above. This right shall not only cover primal cuts but also Products which have been cut, sliced or chopped by the Licensee; b) Notwithstanding section a) Licensee may not use the Trade Mark in connection with Products that have been further processed and/or mixed with other ingredients; c) The Trade Mark may only be used in connection with Products that conform to the specifications and quality standards as well as all re- quirements to labelling, packaging and health safety required at any time by law in the TerritorY; d) The Trade Mark may only be used if the packaging and labelling also displays the trade marks and trade names identifying Licensee and any other food business operator involved in the sale and marketing of each Product; e) Licensee may also use the Trade Mark on signs, displays, brochures and leaflets as well as in advertisements and commercials in any me- dia used for the marketing of the Products provided that the Licensee is in all instances clearly stated as responsible for the marketing of the Products; f) The Trade Mark must always be printed/used in the colour red on white or neutral background and with the specific colour codes and proportions informed by the Licensor, Notwithstanding the foregoing the Trade Mark can be printed in black and white if the media is only printed in black and white; s) The Trade Mark shall not be altered or adapted and Licensee shall al- ways follow the instructions given by Licensor; /t<

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 4 h) Licensee is obliged not to use any trade mark that is confusingly simi- lar to the Trade Mark. i) Licensee is obliged not to use the Trade Mark or trade marks confus- ingly similar to the Trade Mark as part of Licensee's own trade marks or trade names; i) The Trade Mark shall be used separate from Licensee's own trade names and trade marks and cannot be used as part of Licensee's com- pany name or other trade names. 4.0 Royalties and Fees 4.I Royalty for the use of the Trade Mark is included in the price of the Products bought from Licensor. 5.0 Reports and Inspections 5.1 At Licensor's request Licensee shall deliver a report signed by Licensee's char- tered accountant confirming that Licensee's use of the Trade Mark complies with this agreement. Such request shall be given with at least 1 month's prior notice. 5.2 If Licensee does not deliver the report required cf, section 5.1 or if Licensor has reasonable cause to believe that Licensee does not comply with this agreement Licensee will permit an independent authorised representative of Licensor to enter Licensee's premises at all reasonable times for the purposes of inspecting the Products and the methods of manufacturing and marketing the same and of taking samples of the Products, the packaging, labels and marketing material, 5.3 The authorised representative shall deliver a report to Licensor describing Li- censee's compliance with this agreement. The authorised representative shall /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 5 ensure that the said report does not contain any sensitive information on the Licensee's suppliers or customers or any other sensitive business information unless and only to the extent that this information is essential in order to iden- tify any suspected breach of this agreement, 6,0 Assignment of the Licence / Grant of Sublicences 6,1 This sublicence is not assignable and Licensee shall not assign his rights or ob- ligations thereunder to a third party. 6.2 Licensee shall not grant sublicences 7.0 Trade mark infringements 7.L If to the knowledge of Licensee any unauthorised use of the Trade Mark oc- curs, Licensee shall immediately upon learning thereof notify Licensor setting forth the identity of the infringer, the nature of the infringement, the location and any other information relating to such unauthorised use, 7.2 Licensor shall have the sole right to determine whether any action should be taken and by whom and to settle, terminate or pursue any such unauthorised USC. 7.3 If any third party claims infringement of its intellectual property rights due to a conflict with the rights granted pursuant to this agreement, either party shall immediately upon learning thereof notify the other party in writing, setting forth the facts in reasonable detail and shall co-operate in order to defend the above arguments or claims. Licensee shall bear its own expense in such ac- tions. M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 6 8.0 Indemnification Licensee shall indemnify, defend and hold harmless Licensor against any liabil- ity, damage, loss or expenses incurred in connection with any claims, suits, actions, demands or judgements arising out of Licensee's use of the Trade Mark, 9.0 Term and termination 9,1 This agreement takes effect on the Effective Date 9.2 This agreement can be terminated giving 3 months'prior written notice 9.3 If Licensee does not comply with section 5.0 Licensor may upon fourteen days' written notice to Licensee terminate this agreement. If the breach is not cured within the fourteen days set out in the written notice, the agreement shall terminate upon the date set out in the notice, 9.4 Notwithstanding the foregoing this agreement may be terminated forthwith by Licensor in case of any other type of material breach. 9.5 Licensee shall immediately cease all use of the Trade Mark upon termination and destroy all unused packaging, marketing material and any other material containing the Trade Mark. 9.6 The obligations set out in this article continue to exist after the termination of this Agreement. 10.0 Choice of law and venue 10. 1 All disputes arising out of or in connection with this agreement shall be finally settled by the Maritime and Commercial High Court in Copenhagen. IO.2 The laws of Denmark shall govern this Agreement M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 7 , this day of 20L9 Licensor: Licensee Danish Crown A/S Appendices: Appendix 1: The registration certificate of trade mark No. EU000645374 f'8

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Appendix 1to Sublicense Agreement Device Country OfficialNo. Date Filed Registered Local Our Ref. Date Classes European 645374 07-ro-L997 r1-L7-L999 29 T199702866EU Union

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Final Version Trademark License Agreement Project Channel

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Pase2 Table of Contents 1 Definitions and interpretation.. 4 2 Grants and scope of use .....'.'....5 3 Application of the Trademarks 6 4 Title and registrations 5 6 7 B 9 Additional obligations 9 10 Sub-licensing ................. ............9 11 Term and termination ............9 t2 Effect of termination ...........10 13 Further assurance... ...........11 14 Waiver ...........11 15 Confidentiality, etc. 16 17 Inadequacy of damages 12 1B Governing law and arbitration.. ............'.....l'2 Schedules Schedule A: Trademarks Schedule B: List of products within the Licensed Purpose 13794L37.14 M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

Page 3

This trademark license agreement is made on [date], between

Tulip Food Company GmbH
Christoph-Probst-Weg 26
D-20251 Hamburg
Germany
Company reg. no. HRB 38578

("**Licensor**")

and

Tulip Limited
Seton House, Gallows Hill
Warwick Technology Park
Warwick
CV34 6DA
Company reg. no. 00608077

("**Licensee**")

Whereas

A. Pursuant to the Share Purchase Agreement dated [date] 2019 (the "**SPA**"), entered into between Tulip International (UK) Limited and Onix Investments UK Limited, Onix Investments UK Limited has acquired the Licensee (the "**Acquisition**");

B. The Acquisition does not include a transfer of trademarks owned by the Licensor or by Licensor's Affiliates (as defined in the SPA), which are currently used by the Licensee (the "**Trademarks**"), and the Trademarks shall remain owned by Licensor or Licensor's Affiliates, respectively, following the Acquisition;

C. Licensor and the Licensee have agreed, *inter alia*, that following the Acquisition, Licensee shall be granted a license to continue to use the Trademarks within the Licensed Purpose and Territory for the License Period and subject to the terms of this Agreement to allow Licensee to identify and introduce new trademarks for the business; and

D. Following expiration of the License Period, the trademark license pursuant to this Agreement shall terminate and the Licensee shall at such time cease any and all use of the Trademarks and any confusingly similar trademarks, business name, designation and domain name, now therefore it is hereby agreed as follows:

Gorrissen Federspiel

13794137.14

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED ''.',..'r'.t, i,'.' r i i, .'......a.t : 1... 1..-. ".::::ttt\tt1t,,'.-' ' :j t' '- :.. i,' .... . ";.71;1'1ill.i , Page4 1, Definitions and interpretation 1.1 For the purpose of this Agreement, the following definitions as well as the definitions set out in the SPA (except for any terms specifically defined below) shall apply: "Agreement" means this trademark license agreement and its Schedules "Acquisition" means Onix Investments UK Limited's acquisition of Tulip Limited pursuant to the SPA. "Effective Date" Means the Closing Date as defined in the SPA. ttLicensett means the license granted in Clause z.r. "License Periodtt means the period starting on the Effective Date and ending 3 years later. "Licensed Purpose" means use in production, offering and sale of bacon products specified in Schedule B. This does not include use of the Trademarks as business name or corporate identity, cf. Clause z.z. "Marketing Material" means material (print or electronic) for the purposes of mar- keting and advertising of the Licensed Purpose. Parties" means Licensor and Licensee, and a "Par$" means either of them. "Schedule(s)" means Schedules A and/or B to this Agreement. "SPA" means the Share Purchase Agreement dated ldate] 2019 (the 'SPA"), entered into between Tulip International (UK) Lim- ited and Onix Investments UK Limited . "Territory" means the United Kingdom. "Trademarkstt means the trademarks listed in Schedule A to this Agreement with the following exception: if Brexit becomes effective dur- ing the License Period all EU trademarks and international trademark registrations designating the EU shall be excluded from the trademarks listed in Schedule A, and shall instead be replaced by any trademarks resulting from the conversion of such EU trademarks or international trademark registra- tions designating the EU listed in the original Schedule A to national UK trademarks following Brexit. 137e4137.'4 lN

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

Page 5

2 Grants and scope of use

2.1 Licensor hereby grants to the Licensee an exclusive, revocable, time-limited, non-transferable License to use the Trademarks in the Territory solely for the Licensed Purpose and solely during the License Period.

2.2 Further, for a period of 12 months from the Effective Date, Licensee is entitled to use the Trademarks as a company name or corporate identity in the Territory to the same extent as on the Effective Date. As of 12 months from the Effective Date, the Licensee is not entitled to use any of the Trademarks, parts hereof or the word "Tulip" as a company name or any part of its corporate identity. As of 12 months from the Effective Date, the Trademarks may only be used in relation to products within the Licensed Purpose as further listed in Schedule B except that Licensee may also after 12 months from the Effective Date use the word "Tulip" to reference the company's history and heritage of a 100 years in the United Kingdom provided such use would not constitute trademark use as established from time to time by the Court of Justice of the European Union.

3 Application of the Trademarks

3.1 Prior to the Licensee using the Trademarks for any purpose, the Licensee shall submit to Licensor its general concept proposals as to the manner and the context of the intended use of the Trademarks, including the general concept of text and layout of all proposed Marketing Material. The Licensee shall only use the Trademarks in the manner in which and to the extent that the general concept has been approved in writing by Licensor.

3.2 The Trademarks must be used only in accordance with existing practice and existing profile manuals or as otherwise agreed upon as of the Effective Date. The Licensee must comply with the directions of Licensor regarding the form and manner of the application of the Trademarks.

3.3 Upon request, the Licensee shall without undue delay and within 7 days provide Licensor with copies of any and all Marketing Material that has been published or distributed to the public.

3.4 The Licensee shall, in exercising its rights under this Agreement, comply with, and shall ensure that the Licensed Purpose complies with, all applicable Laws, regulations, industry standards and codes of practice.

3.5 The Licensee may not without Licensor's prior written approval:

(a) combine the Trademarks with other product names, trademarks or other written or figurative supplements, except in accordance with existing practice and existing profile manuals as of the Effective Date;

(b) vary, alter, edit or abbreviate the Trademarks or any elements that form an integral part of the Trademarks or use the Trademarks as a noun or verb; and

Gorrissen Federspiel

13794137-14

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED a Page 6 (c) use the Trademarks or any elements that form an integral paft of the Trademarks rn manner that may cause confusion to the public, including without limitation, use of the Trademarks in paid internet search engine advertisement text in a manner that is not clear and accurate about the Licensee's relationship to Licensor. (and 3.6 The Licensee must cease any unauthorised use of the Trademarks promptly in any event within 36 hours) upon written notification by Licensor. 3.7 The Licensee shall promptly comply with any reasonable instructions from Licensor to re- place the version of the Trademarks being used with an updated or amended version and cease use of such replaced version of the Trademarks. 3.8 Licensor may require that the Licensee ensures that all (or some of the) Marketing Materi- als carrying the Trademarks, is marked with (or with any other statement as notified in writing from Licensor to the Licensee): "[Tulip]" is the registered trademark of Tulip Food Company GmbH and is used under li- cense.tt 4 Title and registrations 4.t Licensor warrants as of the Effective Date (a) Licensor has authority to grant to Licensee all the rights granted under this Agree- ment; (b) Licensor and/or its subsidiaries are the sole owners of the Trademarks; and (c) To the knowledge of Licensor (which shall be understood as "seller's Knowledge as defined in the SPA), the use of the Trademarks by Licensee in accordance with the Li- cense will not infringe any intellectual property rights owned by any third party. 4.2 The Licensee acknowledges that Licensor is the owner of the Trademarks and that any goodwill and other rights derived from the use by the Licensee of the Trademarks shall ac- crue to the benefit of Licensor. 4.3 Licensee shall not do, or omit to do, or permit to be done, any act that will or may weaken, damage or be detrimental to the Trademarks or the reputation or goodwill associated with the Trademarks or Licensor, or that may invalidate or jeopardise any registration of the Trademarks. 4.4 The Licensee may not apply for, obtain or hold registration of the Trademarks for any goods or services in anyjurisdiction. 4.5 The Licensee may not apply for, obtain or hold registration of any trademarks an1'where in the Teritory which consists of, form an integral part of, compdses, or is confusingly similar to, the Trademarks. ,87s4137,4/p1

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED granting any PaseT 4.6 Nothing in this Agreement shall be construed as preventing Licensor from other licenses outside the Territory or the Licensed Purpose for the use of the Trademarks or from using or amending the Trademarks in any manner whatsoever. 4.7 Save as set out in Clause 4.1, no representation or warranty is or has been made by Licen- sor in relation to the Trademarks, and Licensor hereby expressly excludes all other repre- sentations and warranties, express or implied, whether statutory or otherwise, of any na- ture whatsoever. 5 Registration and maintenance proceed respec- 5.1 Licensor undertakes to maintain the registrations, respectively to with the tive applications, of the Trademarks in the Territory. Licensor shall be entitled (but not obligedl to apply to register the License with the relevant trademark registries in the Terri- tory. assis- 5.2 Licensee shall at the request of Licensor co-operate with and provide reasonable tance to Licensor in making the applications described in Clause 5.r, including without limitation executing and delivering such documents as may be required. of 5.3 Licensor will pay all expenses in connection with applications, registration and renewals the Trademarks under this Agreement. 6 Consideration and royalty 6.t Consideration for the License has been partially paid up front for the duration of the Li- cense Period as part of the purchase price related to the Acquisition. Licensor and Tulip International (UK) Limited will amongst themselves allocate a relevant part of the pur- chase price paid as license fee. This consideration has been established based on the as- sumption that the Licensee will use the Trademarks following the Effective Date to a simi- lar extent as Licensee did prior to the Effective Date, which included sale of app. r,5oo tons of products within the Licensed Purpose per year. 6.2 The Licensor acknowledges that the Licensee may increase its sales of products within the Licensed Purpose compared to the Licensee's sales of such products prior to the Effective Date. In such event, the Licensee must compensate the Licensor for the extended use of the License by way of payment of running royalties as follows: For all products sold by the Licensee, which fall within Licensed Purpose, in excess of z,z5o tons per year a royalty of g%" of the Licensee's net sales price shall be paid to the Licensor. 6.9 No later than ro days after the end of each quater, the Licensee must provide an overview to the Licensee specifying for the preceding month in respect of products falling within the Licensed Purpose (i) the aggregate net sales in GBP invoiced towards Licensee's customers and (ii) the total amount of tons of products. If the amount of products within the Li- censed Purpose sold by the Licensee exceeds 2,2bo tons per year, Licensor will issue an in- voice of the royalty amount due on such sales. The royalty amount due shall be paid to Li- censor by Licensee within 30 days from the invoice date. /v1 13794r37.r4

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED ' l';l .1-.,!.'l .. \' , :i:Jtt'.i':'-'\.,1t:t,.; -. ., . '. -!::r: .- . I ' ::;11;:l;:;::; :.::;4...' . ':,.1'..\.'I Page B 7 Protection of the Trademarks 7.t The Licensee shall immediately notify Licensor in writing giving full particulars should any of the following matters come to its attention: (a) any actual, suspected or threatened infringement of the Trademarks; (b) any actual or threatened claim that the Trademarks are invalid; (c) any actual or threatened opposition to the Trademarks; (d) any claim made or threatened that use of the Trademarks infringes the rights of any third party; (e) any person applies for, or is granted, a registered trademarkby reason ofwhich that person may be, or has been, granted rights which conflict with any of the rights granted to the Licensee under this Agreemenq or (0 any other form of attack, charge or claim to which the Trademarks may be subject. 7.2 In respect of any of the matters listed in Clause 7'r: (a) Licensor may, in its absolute discretion, decide what action to take, if any; O) Licensor shall have exclusive control over and conduct all claims and proceedings, and the Licensee has no right to enforce or defend the Trademarks; (c) the Licensee shall not make any admissions other than to Licensor and shall provide Licensor with all assistance that Licensor may reasonably require in the conduct of any claims or proceedings; and (d) Licensor shall bear the costs of any proceedings and shall be entitled to retain all sums recovered in any action for its own account. 8 Indemnification B.r The Licensee shall indemnify Licensor against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, Ioss of profit, loss ofreputation and all interest, penalties and legal costs (calculated on a full in- demnity basis) and all other reasonable professional costs and expenses) suffered or in- curred by Licensor arising out of or in connection with: (a) Licensee's use of the Trademarks; and (b) Licensee's breach of or negligent performance or non-performance of this Agree- ment. 8.2 The indemnity of this Clause 8 shall not apply to the extent that a claim results from Li- censor gross negligence or wilful misconduct. 1s7e4'3714/K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

Page 9

9 Additional obligations

9.1 The Licensee shall perform its obligations under the Agreement with all due skill, care and diligence including good industry practice.

9.2 The Licensee shall neither directly nor indirectly assist any other person to:

(a) use the Trademarks except as permitted under this Agreement;

(b) do or omit to do anything to diminish the rights of Licensor in the Trademarks or impair any registration of the Trademarks.

9.3 In relation to the Licensee's and any sub-licensee's use of the Trademarks, the Licensee undertakes to take necessary steps to avoid risk of confusion with Licensor and its business, and not indicate connections to Licensor and its business.

10 Sub-licensing

10.1 Sub-license may only be granted with the prior written approval of Licensor.

10.2 All sub-licenses lawfully granted under the Agreement are granted on the following conditions:

(a) the sub-license is granted in relation to the Licensed Purpose only;

(b) the Licensee shall procure that the sub-licensees comply with all duties and obligations of the Licensee hereunder; and

(c) all sub-licenses granted shall terminate automatically on termination or expiry for whatever reason of this Agreement.

10.3 Licensor shall in no event assume or be deemed to assume any obligations or undertakings under agreements with any of sub-licensee nor be considered a party to such agreements.

10.4 The Licensee shall be liable for all acts and omissions of any sub-licensee and shall indemnify Licensor against all costs, expenses, claims, loss or damage incurred or suffered by Licensor, or for which Licensor may become liable (whether direct, indirect or consequential and including any economic loss or other loss of profits, business or goodwill) arising out of any act or omission of any sub-licensee.

11 Term and termination

11.1 This Agreement shall commence on the Effective Date and shall continue for the duration of 3 years with the possibility of renewal subject to Licensor's approval ("**License Period**"), unless terminated in accordance with this Clause 11.

11.2 Without affecting any other right or remedy available to it, Licensor may terminate this Agreement with immediate effect by giving written notice to the Licensee if:

Gorrissen Federspiel

13794137.14

/PP

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED .l ,t//':.1:/,/.: . t'::-\ir ...a, ,.i': ..|.:|. .1 lia Page ro (a) the Licensee or a sub-licensee commits a material breach of any term of this Agree- ment which is irremediable or (if such breach is remediable) fails to remedy that breach within a period of 3o calendar days after being notified in writing to do so; (b) the Licensee or a sub-licensee repeatedly breaches any of the terms of this Agreement including without limitation any persistent failure to comply with Licensor's instruc- tions hereunder in regard to application of the Trademarks; (c) any acts or omissions of the Licensee or a sub-licensee result in (or is likely to result in) damage to the Trademarks or to Licensor's reputation; (d) an application is made to a court, or an order is made, for the appointment of an ad- ministrator, or if a notice of intention to appoint an administrator is given, or if an administrator is appointed over the Licensee; (e) any event occurs, or proceeding is taken, with respect to the Licensee in anyjurisdic- tion to which it is subiect that has an effect equivalent or similar to any of the events mentioned in Clause rt.z(d); (0 the Licensee suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part ofits business; or (g) Licensor is prevented or prohibited from using the Trademarks in the Territory (h) there is a change ofcontrol ofthe Licensee or a sub-licensee, which in the sole opin- ion of Licensor, materially affects the ability of the Licensee to carry out its obliga- tions under this Agreement in a manner satisfactory to Licensor. a2 Effect of termination L2.7 On expiry or termination of this Agreement for whatever reason: (a) all rights and licenses granted pursuant to this Agreement shall cease with immediate effect, save as specifically set forth in Clause rz.z; (b) the Licensee and the sub-licensees shall cease all use of the Trademarks with imme- diate effect, and Licensor may inform the sub-licensees to this Agreement hereof; (c) the Licensee shall co-operate and procure that the sub-licensees shall cooperate with Licensor in the cancellation of any licenses registered pursuant to this Agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation; and (d) the Licensee shall and shall procure that the sub-licensees, shall promptly destroy at the Licensee's expense all records and copies of Marketing Material (or other materi- als bearing the Trademarks) in its possession, and of any information of a confiden- tial nature communicated to it by Licensor, either preparatory to, or as a result of, this Agreement to the extent such material remains confidential. /py \3794137.14

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED f '.... . :ii. i ', r.!rl;, .,i;'- r'. ] ;;"'4.-- . :'r.,\l /,' t, | .\: ..': .. 1'r, i I i':,. Page 11 L2.2 The Licensee shall and shall procure that the sub-licensees shall immediately upon expiry or termination of this Agreement cease to use the Trademarks by either removing it, cov- ering it, obliterating it or by any similar method which results in the Trademarks not being visible. 12.3 The Licensee shall and shall procure that the sub-licensees upon expiry or termination of this Agreement, refrain from any registration, use or exploitation of the Trademarks, or any trademarks, trade names logos, or marks that are confusingly similar to the Trade- marks. 12.4 Any provision of this Agreement that expressly or by impiication is intended to come into or continue in force on or after termination or expiry of this Agreement shall remain in full force and effect. t2.5 Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination or expiry, in- cluding without limitation the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry. 13 Further assurance 13.1 At its own expense each Party shall, and shall use all reasonable endeavours to procure that any third party shall, promptly execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement. 'Waiver 1.4 14.r No failure or delay by a Party to exercise any right or remedy provided under this Agree- ment or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy. 15 Confidentiality, etc. 15.1 Subject to Clause r5.z below, the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement relating to the existence and subject matter of this Agreement. 15.2 Exceptionstoconfidentialityobligation Notwithstanding the provisions of Clause t5.t, each Party may disclose information which would otherrvise be confidential in the event that (a) it is required by law or by a court of competent jurisdiction; (b) it is required by any securities exchange or regulatory or governmental body whether or not the requirement for the information has the force of law; /g 13794137.t4

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 12 (c) it is required by an entity controlling the Party, provided always that a similar obliga- tion to keep such information secret and confidential is imposed on such entity con- trolling the Party; (d) it is deemed necessary or appropriate that the Party discloses such information to its advisors or banks, provided always that a similar obligation to keep such information secret and confidential is imposed on such advisors or banks; (e) the information has come into the public domain through no fault of that Party or any authorised recipient under Clauses tS.z(c)-rS.z(d); (0 such information was already rightfully known to the relevant Party prior to the exe- cution of this Agreement; or (g) the other Party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed. 16 Miscellaneous 16.r This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. None of the provisions of this Agreement shall be amended or mod- ified except in writing signed by the Parties hereto. If the Parties enter into additional agreements regarding the general subject matter hereof, for reason oflocal practice or otherwise, the terms of this Agreement shall take precedence to the extent of inconsistency between the terms of this Agreement and such additional agreements, provided that the relevant terms of any such agreement do not specifically for any such term state the inten- tion to deviate from a specific provision of this Agreement. 16.z The waiver by either Party of any breach by the other of any of the provisions of this Agreement shall not be deemed to be a waiver of any subsequent or continuing breach of this Agreement. t7 Inadequacy of damages 17.r Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by the party in breach. Accordingly, the Parties shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement without providing security. r8 Governing law and arbitration This Agreement and any dispute or claim arising out of or in connection with the Agree- ment, is governed by, shall be construed and handled in accordance with Clause rz.6 of the SPA. lSeparate signature pag es to followl 13794137.14 /w

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page r3 Date: Date: Place: Place For and on behalf of Ltcensor: Name: Name: Title: Title: For and on behalfofthe Licensee: Name: Name Title: Title: ry( 13794137.t4

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Schedule A Trademarks Gorrissen Federspiel K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page z Tradernark Type Covered ter- Registration Nice ritory number class(es) Figurative EU org7r7t6t 29 Figurative EU ot47;6899 29 Figurative EU oBTt6TSB 29 Figurative EU orz767zo8 29 TULIP Word EU ro7o749 29 IK Gorrissen Federspiel 1384s999.1

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Final Version Raw Material Supply Agreement

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Side z This Raw Material Supply Agreement, including appendices (the "SupplyAgreement") is entered into on lDATEl, 2019 (the "Effective Date") between Danish Crown A/S CVR-no : 26 t212 64 Marsvej 43 896o Randers SØ Denmark (hereinafter "DC") and Tulip Limited oo6oB077 Seton House Warwick Technology Park Gallows Hill Warwick CVg+ 6DA The United Kingdom (hereinafter "Buyer") (hereinafter collectively referred to as the "Parties" and individually as the "Party") 1 Scope of the SupplyAgreement 1.1 With this Supply Agreement Buyer agrees to purchase (subject to specific purchase orders) and DC agrees to deliver the products (hereinafter referred to as the "Products") as speci- fied in Appendix 1 - "Product Specifications" and pursuant to this Supply Agreement. Any changes or amendments to the Product Specifications must be agreed mutually by the Par- ties in writing. t.2 This Supply Agreement applies to the supply of Products from DC or from any legal entity in which Danish Crown A/S has a beneficial ownership or power to vote of more than 5o% of the outstanding share capital (the "DC Group") to the Buyer, except otherwise specifi- cally agreed. In the event that a legal entity ceases to be part of the DC Group, such entity shall no longer be included under this Supply Agreement. At DC's option, any Order here- under may be performed and invoiced by any company within the DC Group. ., Documents 2.t The basis of this Supply Agreement and the Parties' relationship shall be governed by the following documents, which are incorporated into this Supply Agreement by reference: a) This main document. b) Appendix r - Product Specifications _***/(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED and Side 3 c) Appendix z - Group Terms of Sale Delivery d) Appendix 3 - Minimum applicable package sizes,lead times etc. 3 Preferred Supplier 3.1 The Parties agree that the Buyer shall be under no obligation to purchase and DC shall be under no obligation to supply any minimum quantity of the Products. Further, the Parties agree that nothing in this SupplyAgreement shall be deemed to construe any exclusive purchase or supply obligations on either ofthe Parties. 3.2 DC shall, however, during the term of this Agreement be considered a preferred supplier to Buyer of the Products. This is based on the precondition that DC will be able to supply the Products at prevailing market standards, including market prices for comparable vol- umes and qualities. 4 Orders 4.L Purchases made pursuant to this Supply Agreement shall be made through written Orders or changes thereto sent by Buyer and accepted by DC as set out in Appendix z. 4.2 Orders shall contain a description of the Products, shipping destination, the time for deliv- ery and quantity. The Order may contain additional terms relating to Products including, but not limited to, specifications of Products and multiple delivery dates. 4.3 Promptly upon receipt of an Order, which is consistent with this Supply Agreement and designated lead times listed in Appendix 3, DC shall notifiz Buyer of its receipt and ac- ceptance or rejection of the Order. DC's acceptance of an Order is limited to the terms herein and in an Order, which Order is in compliance with the terms of this Supply Agree- ment and its appendices. Each of Buyer and DC hereby objects to and rejects any proposal by the Buyer for additional or different terms. 5 Forecasts 5.1 Along with the Buyer's signature on this Supply Agreement, the Buyer shall submit a schedule describing its anticipated required deliveries ofthe Products throughout the re- mainder of the then current calendar quarter. 5.2 During the first week of each month, the Buyer shall submit to DC an updated rolling forecast ofthe Buyer's anticipated required deliveries ofthe Products covering the next three (g) months'period (including the month in which such forecast is delivered) (the "Estimated Delivery Schedule"). 5.3 The Estimated Delivery Schedule shall not impose any legal obligations on any Party but shall set forth the best estimates of the Parties in respect of the number of products re- quired by the Parties to be delivered during the period covered. 5.4 Both Parties recognize that the forecasted volumes set out in the Estimated Delivery Schedule do not constitute a commitment or obligation on either of the Parties but are for M r38o284o.5

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED ' " .1,t,:, I I,. ., .. -. -:'.\\l'1;tt--:-" '- . ::1:.j Yi: : . :: ;.;,.:,v4,,,,,yi;. :.; - .'.; .."' :.;ti....||i','.\.:'. . .. / . !:, \.... Side + planning purposes only. Commitment or obligation to buy or supply, respectively, can only be made in accordance with an Order and the ordering procedure agreed herein. 5.5 Further, the Parties agree that specific tenders or promotions may not be included in the Estimated Delivery Schedule and must be negotiated separately from time to time between the Parties. 6 Purchase Prices 6.r The applicable prices for any Order hereunder shall be the current market prices for Prod- ucts included in an Order (taking into account volumes and qualities) as specified by DC from time to time and as accepted by the Buyer. 7 Delivery 7.t DC shall deliver the Products in accordance with the terms set out in Appendix z, at the time and place of delivery specified in Buyer's Order, subject always to applicable lead times as set out in Appendix 3. .7t Buyer's exclusive remedy for delayed delivery of some or all of the Products included in an Order shall be cancellation of such part of the Order, which has been delayed. Notwithstand- ing the foregoing, such remedy shall onlybe available in the event of a material delay, which will in no event be considered to be less than ten (to) days. 7.3 DC shall be obliged to ensure that the delivered Products are properly wrapped and packed in accordance with the level of packaging agreed between the Parties. 7.4 Import licenses or authorizations necessary for the import of Products by DC into the United Kingdom are the sole responsibility of the Buyer. 8 Warran\r and Defects B.r DC warrants to the Buyer that at the time of delivery the Products: (a) Comply with the Product Specifications and (b) Have the minimum shelf life specified in the Specifications In the event of breach of Clause B.r, DC shall comply with the obligations set forth in Clause 8.2 of Appendix r, except, however that if DC chooses to make subsequent or re- placement delivery such delivery shall take place without undue delay. 9 Term and Termination 9.t This Supply Agreement shall commence on the date of the last signature of a Party hereto (the "Effective Date") and shall be mutually non-terminable, except as otherwise set out in the provisions herein, for three (3) years after the Effective Date. 9.2 Hereafter, either Party shall be entitled to terminate the Supply Agreement without cause by giving 12 months' written notice to the other Parly, to the end of a month. 138o284o.s

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED ' - :..1i.':t..' . '' 'tt':'t'j: i' '' ll - ".:1,1!)'r . ,,t, .... :t 1: side s 9.3 Early Termination 9.3.1 Either Party may terminate this Supply Agreement with immediate effect by giving written notice to the other Party if: (a) the other Party is in material breach of the provisions of this Supply Agreement and, where the breach is capable of cure, fails to cure the breach within thirty (go) days after receipt of a written notice giving particulars of the breach and requiring it to be remedied within the said time limit; or (b) the other Party, does or fails to do anything which would entitle any person to ap- point a receiver of the whole or any part of such Party's assets or which would entitle any person to present a petition for an administration order or the winding up of such Party. 9.3.2 If this Supply Agreement is terminated pursuant to Clause 9.9, any outstanding and ac- cepted Orders whose performance has not begun, shall also be terminated at the discre- tion of the non-terminating Party. 1() Contact Information 10.1 Buyer: Tulip Limited oo6oBo77 Seton House Warwick Technology Park Gallows Hill Warwick CVg+ 6DA The United Kingdom 10.2 DC: Danish Crown A/S CVR-no : z6 tz tz 64 Marsvej 43 896o Randers SØ Denmark (hereinafter "DC") 11 Assignment 11.1 The Buyer shall not assign this Supply Agreement or any right or obligation hereunder or delegate its duties hereunder without the prior written consent of DC. r38o284o.5 k

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Side 6 t2 ChangeofControl 12.1 The Buyer shall promptly report to the DC any Change of Control in writing. "Change of Control" shall mean the acquisition by any person or group with a beneficial ownership or power to vote of more than 5o o/o of the outstanding capital of the Buyer or the acquisition by any person or group ofsubstantially all the assets ofthe Buyer. 13 Confidentiality 13.1 Each Party shall keep strictly confidential the terms and conditions of this Supply Agree- ment and any confidential information reeeived from the other Party or its Affiliates and shall grant access to the confidential information only to those employees who have a rea- sonable need to know and use such confidential information for the performance of this SupplyAgreement and shall inform each of said employees of the confidential nature of the confidential information and of its obligations in respect thereof. 13.2 The provisions of this Clause 13 shall not apply to the use or disclosure of confidential in- formation that either (i) is required to be disclosed bylaw or mandatory demand of a com- petent regulatory or law enforcement agency or (i) has entered into the public domain other than by a breach of this Clause 4. 13.3 All of the provisions of this Clause r3 shall survive termination of this SupplyAgreement and remain in full force and effect for five (S) years thereafter. ooOOoo (signatures on next page) :,,'1 tu i )i :"1't':r:.r': : 1;ltiir-' t ri,.' i 138o284o.s

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED )roe 7 Place: Place Date: Date: For and on behalf of Danish Crown A/S For and on behalf of Tulip Limited Name Name Title: Title: 138o284o.5 M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

GROUP TERMS OF SALE AND DELIVERY

1. DEFINITIONS AND APPLICABILITY

1.1 In these Group Terms of Sale and Delivery the following terms shall mean:

Seller: the Danish Crown Group legal entity referring to these Group Terms of Sale and Delivery as basis for any Order.

Buyer: the party to which the Seller supplies or accepts orders for supplies of Goods.

Order: means any agreement or order between the Seller and Buyer concerning the purchase of Goods.

Goods: means the goods and services (or any part of them) set out in an Order.

1.2 These Group Terms of Sale and Delivery shall apply to Seller's delivery of Goods to Buyer and shall be deemed to be incorporated in and to be a condition of any agreement between the Seller and the Buyer and the Buyer may only place an order and the Seller may only accept an order for Goods which are subject to these Group Terms of Sale and Delivery.

1.3 Any deviation from and/or addition to these Group Terms of Sale and Delivery must be agreed in writing by authorized representatives of the Seller.

1.4 Buyer's standard terms, by any name whatsoever, shall explicitly not apply to Seller's delivery of Goods to Buyer.

1.5 The Buyer entering into a transaction with the Seller expressly warrants that it is authorized to accept and accepts these Group Terms of Sale and Delivery.

1.6 The Buyer acknowledges that it has not relied on any statement promise or representation made or given by or on behalf of the Seller which is not set out in these Group Terms of Sale and Delivery.

1.7 No order placed by the Buyer shall be deemed to be accepted by the Seller until a written acknowledgement of the order is issued by the Seller or (if earlier) the Seller delivers the Goods to the Buyer, unless otherwise agreed.

1.8 If any provision contained in these Group Terms of Sale and Delivery conflicts or is inconsistent with any provisions in the Order, the provision in the Order shall take precedence.

1.9 Any samples, drawings, descriptive matter, or advertising produced by the Seller and any descriptions or illustrations contained in the Seller's catalogues or brochures or other sales or marketing information are produced for the sole purpose of giving an approximate idea of the Goods described in them. They shall not form part of the contract between the Seller and the Buyer or have any contractual force.

1.10 The Seller reserves the right to amend the specification of the Goods if required by any applicable statutory, regulatory or other industry requirements.

1.11 The Seller may carry out a search through a credit reference agency or make enquiries about the directors or owners of the Buyer. A record of the Seller's search will be kept for as long as reasonably necessary. Information on the credit performance of the Buyer will be maintained and may be made available to other organisations to assess the Buyer's credit worthiness.

2. DELIVERY, PASSING OF RISK AND COSTS

2.1 The Seller and the Buyer have agreed upon time of delivery in the Order. Time of delivery shall not be of the essence.

2.2 Incoterms 2010 Ex Works clause shall govern delivery, passing of risk and costs.

2.3 Unless otherwise agreed in the Order or in accordance with the applicable Incoterms, transportation of the Goods shall be at the Buyer's risk and all delivery charges and carriage expenses shall be charged to the Buyer.

2.4 Unless otherwise agreed in the Order, any dates quoted for delivery are approximate only and the Seller shall incur no liability as a result of transportation time of the Goods.

2.5 Unless otherwise agreed in the Order, the Seller shall be permitted to perform partial deliveries of any Goods and no failure of or delay in delivery of any partial delivery or any defect in the contents shall entitle the Buyer to treat the contract as repudiated with regard to any remaining partial delivery.

2.6 The Buyer shall provide the Seller with adequate delivery instructions, and the Seller is not liable for any delay or damages due to the Buyer's failure to provide such instructions.

2.7 In the event that the Buyer requests postponement of delivery or refuses to accept delivery, the Seller reserves the right to cancel the Order or to make a storage charge of not more than 5% of the invoice value of the Goods and, if the Buyer refuses to accept delivery within a reasonable period of the Seller's original attempt to complete the delivery, the Buyer shall be entitled to dispose of the Goods and to charge the Seller all fees, costs and expenses incurred by the Seller in

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

respect of such disposal.

2.8 The Seller reserves the right on accepting Orders to deliver (whether in any particular weight range of the Goods ordered or in the total numbers of Goods ordered) such numbers of the Goods as shall not vary by more than five (5) % (either more or less) from the number ordered and the Buyer shall pay to the Seller for the number so delivered on a pro rata basis.

2.9 Where Goods are not available at the requested time of delivery then the Seller reserves the right to substitute an equivalent product in its place and this product will be invoiced in accordance with these Group Terms of Sale and Delivery.

3. RETENTION OF TITLE

3.1 Transfer of ownership (whether separate and identifiable or incorporated in or mixed with other goods) shall not take place until the Seller has received in full all sums due from Buyer.

3.2 Subject to clause 3.6, until ownership in the Goods passes to the Buyer, the Buyer shall be the bailee of the Goods for the Seller and shall:

(i) store the Goods securely, safely, separately from the Buyer's own Goods and in a manner which makes them readily identifiable as the Goods of the Seller;

(ii) maintain the goods in satisfactory condition;

(iii) notify the Seller immediately if it becomes subject to any of the events in Clause 3.3(ii) or 3.3(iii); and

(iv) give the Seller such information relating to the Goods as the Seller may require from time to time.

3.3 Subject to clause 3.6, until ownership in the Goods passes to the Buyer, the Seller's consent to the Buyer's possession of the Goods and any right the Buyer may have to possession of the Goods shall cease on the earliest of the following events:

(i) if any sum (whether in respect of the Goods or otherwise) is not paid to the Seller on or before the date when it is due;

(ii) if the Buyer, not being a company, applies for an interim order or proposes a voluntary arrangement with the Buyer's creditors or does or fails to do anything which would entitle a petition for a bankruptcy order to be presented; or

(iii) if the Buyer, being a company, does or fails to do anything which would entitle any person to appoint a receiver of the whole or any part of the Buyer's assets or which would entitle any person to present a petition for an administration order or the winding up of the Buyer.

3.4 The Seller, its officers, employees and agents may, for the purpose of inspecting or recovering its Goods, enter upon any premises where they are stored or where the Seller reasonably believes them to be stored.

3.5 Where the applicable governing law relating to the supply of any Goods is German law, Clauses 3.1, 3.2(iii) and 3.3 shall not apply. Instead the provisions set forth in the document "Regelungen zum Eigentumsvorbehalt für Lieferung von Waren nach deutschem Recht" available under www.danish crown.com/[INSERT], which shall form an integral part of these Group Terms of Sale and Delivery, shall apply.

3.6 The Buyer may sell or use the Goods, before title in the Goods has passed to the Buyer, provided that any such sale or use is effected in the ordinary course of the Buyer's business. Where any such sale takes place, title in the Goods shall pass from the Seller to the Buyer immediately prior to the completion of the sale to the third party buyer of the Goods by the Buyer for the purpose of giving the third party buyer of the Goods good title to the Goods.

4. PRICES

4.1 All prices stated are exclusive of VAT and any existing or future public duties and other costs beyond the Seller's control. The Buyer shall on receipt of a valid VAT invoice from the Seller, pay to the Seller such additional amounts in respect of VAT as are chargeable.

4.2 The Buyer should check the invoice and inform the Seller within seven (7) days of receipt of any disputed prices. In the event that the Buyer fails to do so, such invoice shall be deemed to be accepted and these terms of payment shall continue to apply.

4.3 The Seller reserves the right to adjust the price of the Goods in the event of documented changes in taxes, tariff rates, import/export duties, currency exchange rates, freight charges etc. provided that the increased prices are reasonably consistent with market prices for similar products at the time of the increase.

5. TERMS OF PAYMENT

5.1 Unless otherwise agreed the Seller's invoices shall be paid by the Buyer seven (7) days after the invoice date, without any set-off or discount.

5.2 For delays in payment, save for any provisions in mandatory applicable law, Seller may charge interest at the rate of one (1) % per month from the date the payment became due until payment is made.

5.3 Where payment in full in respect of any consignment is not made on or before the due date, the Seller shall have the right to retain any further Goods which may be due for delivery until such time as all outstanding amounts are paid in full.

5.4 Payment shall become due immediately if any event occurs or proceedings are taken with respect to the Buyer in any jurisdiction to which it is subject that has an effect equivalent to any of the events

/RP

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

mentioned in Clause 3.3 (i)-(iii) above.

6. BUYER'S OBLIGATION TO INSPECT THE GOODS AND TO NOTIFY SELLER ABOUT NON-CONFORMITY

6.1 The Buyer must inspect the Goods immediately upon receipt.

6.2 Notifications of defects concerning visible damage incurred in transit shall immediately be registered by the Buyer on the CMR bill of carriage or other consignment note and presented in writing to the carrier and the Seller. The Seller's acknowledgement of any notification of defect as described above is subject to the certification of such defect by the carrier or the carrier's insurance company.

6.3 In the event of hidden defects (including tinned meat products) any notification on non-conformity must be submitted in writing to the Seller at the latest on the day following the day on which the defect has been discovered or could have been discovered by reasonable measures, but at the latest on the expiration date of the Goods, failing which any claim for defects shall be considered forfeited.

6.4 Any other complaints in respect of an Order or Goods must be made against the Seller in writing within two (2) weeks following receipt of the Goods to the Buyer, failing which any claim from the Buyer shall be considered forfeited.

7. FORCE MAJEURE

In the event that Seller's obligation to perform delivery of Goods becomes unreasonably onerous due to a force majeure event (such as, but not limited to, strikes, fires, explosions, earthquakes, drought, tidal waves and floods) such obligation(s) shall be suspended for as long as the force majeure event persists, and Seller shall have the right to cancel any affected Order if the force majeure event persists for more than thirty (30) days.

8. LIABILITY

8.1 To the fullest extent legally permissible, all conditions and warranties whether express or implied by statute, common law, trade usage or otherwise are excluded, save as set out expressly in these Group Terms of Sale and Delivery.

8.2 In the event of defects, including the absence of warranted properties, the Seller undertakes at its own choice to make subsequent or replacement delivery within a reasonable time or to allow a proportional reduction of the purchase price. No other remedies are available to the Buyer.

8.3 Nothing in these Group Terms of Sale and Delivery shall limit the Seller's liability to the extent that it cannot be limited or excluded at law.

8.4 Subject to Clause 8.4, the Seller shall not be responsible for or held liable for any indirect, consequential, special or incidental losses or damages or for any loss of profits, loss of contracts or loss of goodwill in each case whether arising through negligence, misrepresentation, breach of any statutory duty, or breach of contract or otherwise in relation to the supply of Goods under these Group Terms and Conditions of Sale and Delivery.

8.5 Subject to Clauses 8.3 and 8.4, the Seller's obligation to pay damages to the Buyer in the event of a non-conformity and/or delay in delivery cannot exceed fifteen (15) % of the purchase price of the non-conforming/delayed part of the delivery or, if lower, £50,000.

8.6 Where the applicable governing law relating to the supply of any Goods is German law, clauses 8.1 through 8.5 shall not apply. Instead the following shall apply:

(i) Unless otherwise provided in these Group Terms of Sale and Delivery, including the following provisions, the Seller shall be liable for any breach of contractual or non-contractual obligations as provided by applicable law.

(ii) The Seller shall be liable for damages if such damages are caused by wilfulness or gross negligence. In the event of ordinary negligence, the Seller shall be liable only if

a) damages involve harm to life, limb or health, or

b) damages result from a breach of a material contractual obligation (an obligation the performance of which is a prerequisite for due performance of the Agreement and on the performance of which the other party may reasonably rely and generally does rely); in such case the Seller's liability shall however be limited to reasonably foreseeable damages.

(iii) The limitations of liabilities set forth in this Clause 8.6 shall not apply if a defect is fraudulently concealed or if the Seller has warranted certain qualities of the Goods. The same shall apply to any claims Buyer may have under strict liability law.

9. INDEMNITY

Where the Goods are produced by the Seller in accordance with the Buyer's specifications, the Buyer shall indemnify the Seller against all costs, claims, damages and/or expenses to which the Seller may become liable as a result of the infringement or the alleged infringement of any patent, registered design or any other intellectual property right.

10. ASSIGNMENT

Rights and obligations under these Group Terms of Sale and

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Delivery shall noi be assigned, charged or transferred by the Buyer without the prior written consent of the Seller. 11. LAW AND VENUE 11.1 The Seller's supply of Goods to the Buyer shall be governed by the substantial laws in the country where the Seller has its registered office without regard to its conflict of law rules. 11.2 All disputes arising out of or in connection with any Order, any Goods shall be finally settled by the courts in the country where the Seller has its registered office. The Seller is however entitled, at its sole discretion, to bring any dispute with the Buyer before the competent court of the Buyer's registered office. 11.3 Where the applicable governing law relating to the supply of any Goods is English law: 11.3.1 Without limiting Clause 8.5, nothing in these Group Terms of Sale and Delivery shall limit the Seller's liability arising from Section 12 of the Sale of Goods Act 1979 or Section 2 of the Supply of Goods and Services Act 1982, in respect of any claim for death or personal injury caused by the negligence of the Seller or under Part 1 of the Consumer Protection Act 1987; and 11.3.2 The Buyer and the Seller do not intend that any of these Group Terms of Sale and Delivery shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person that is not a party to it. August 23,2018 K